Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
Third Quarter Fiscal 2020 Financial Results

~ Comparable Store Sales Increase 15.3% ~
~ Operating Margin Increases 300 Basis Points to 13.9% ~
~ Diluted EPS Increases 65.9% to $0.68 ~
~ Adjusted Diluted EPS Increases 58.5% to $0.65 ~

HARRISBURG, PA – December 3, 2020 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today reported financial results for the third quarter ended October 31, 2020.

Third Quarter Summary:

•	Total net sales increased 26.7% to $414.4 million.

•	Comparable store sales increased 15.3%.

•	The Company opened 19 new stores, including one relocation, ending the quarter with 385 stores in 25 states, a year-over-year increase in store count of 11.6%.

•	Operating income increased 61.7% to $57.8 million and operating margin increased 300 basis points to 13.9%.

•	Net income increased 67.7% to $45.2 million and net income per diluted share increased 65.9% to $0.68.

•	Adjusted net income(1) increased 61.1% to $43.2 million and adjusted net income per diluted share(1) increased 58.5% to $0.65.

•	Adjusted EBITDA(1) increased 53.4% to $65.3 million.

John Swygert, President and Chief Executive Officer, stated, “I am extremely proud of our entire team for working tirelessly during these unprecedented times and delivering another exceptional quarter.  We once again demonstrated our ability to respond to opportunities in the market, resulting in strong comparable store sales growth.  We opened 46 new stores this year and I am very pleased with our ability to execute these projects in a challenging environment.  These stores continued to perform exceptionally well.  Across the organization, we remain focused on what we do best: offering great deals and delivering great value to our customers.  My heartfelt thanks goes out to the entire Ollie’s family for their dedication to ensure the continued health and safety of our customers and each other during these difficult times.”

Mr. Swygert continued, “Our inventory pipeline remains strong and we are maintaining flexibility in our open-to-buy to capture great deals.  Quarter-to-date, our comparable store sales increases are tracking in the low single-digits.  That said, this holiday season is subject to many uncertainties regarding the impact of the pandemic and there are a lot of large volume days still ahead of us.  What we do know is that value will always be a priority for the consumer and we have a proven ability to navigate uncertain times.  As always, we will tightly manage what is in our control and we feel very good about our ability to provide exciting holiday deals to our customers.  Longer-term, based on our proven business model, our strong financial position and the growth opportunities in front of us, we are bullish on our ability to drive profitable growth and shareholder value into the future.”

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Third Quarter Results

Net sales increased 26.7% to $414.4 million in the third quarter of fiscal 2020 as compared with net sales of $327.0 million in the third quarter of fiscal 2019.  The increase in net sales was driven by a comparable store sales increase of 15.3% and strong new store performance.

The Company experienced robust comparable store sales growth during the third quarter of fiscal 2020, driven by a significantly larger average basket and higher transactions.  The performance reflects the Company’s ability to effectively respond to consumer needs in the period, creating a strong alignment between a value-driven merchandise assortment and customer demand.  The Company also benefited from increased consumer spending in its stores driven by a shift in spend from COVID-impacted categories, such as travel, dining and experiences, to retail as well as impacts from stimulus related to the Coronavirus Aid, Relief, and Economic Security (Cares) Act in the early part of the quarter.

Gross profit increased 28.7% to $171.5 million in the third quarter of fiscal 2020 from $133.3 million in the third quarter of fiscal 2019. Gross margin increased 60 basis points to 41.4% in the third quarter of fiscal 2020 from 40.8% in the third quarter of fiscal 2019. The increase in gross margin in the third quarter of fiscal 2020 was due to improvement in the merchandise margin, driven by increased markup and reduced markdowns, partially offset by increased supply chain costs as a percentage of net sales.

Selling, general and administrative expenses increased 17.0% to $105.8 million in the third quarter of fiscal 2020 from $90.5 million in the third quarter of fiscal 2019, primarily driven by an increased number of stores and higher store payroll and variable selling expenses to support the increase in sales.  As a percentage of net sales, selling, general and administrative expenses decreased 220 basis points to 25.5% in the third quarter of fiscal 2020 from 27.7% in the third quarter of fiscal 2019.  The decrease was primarily due to significant leverage in occupancy and other costs from the strong increase in comparable store sales in addition to continued tight expense controls throughout the organization.  This leverage was partially offset by certain increased expenses, such as premium pay, associated with operating through the COVID-19 pandemic.

Operating income increased 61.7% to $57.8 million in the third quarter of fiscal 2020 from $35.7 million in the third quarter of fiscal 2019.  Operating margin increased 300 basis points to 13.9% in the third quarter of fiscal 2020 from 10.9% in the third quarter of fiscal 2019, primarily as a result of the increase in gross margin and the leveraging of all expense components due to the increase in comparable store sales.

Net income increased 67.7% to $45.2 million, or $0.68 per diluted share, in the third quarter of fiscal 2020 as compared with net income of $27.0 million, or $0.41 per diluted share, in the third quarter of fiscal 2019.  Diluted earnings per share in the third quarter of fiscal 2020 included a benefit of $0.03 due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, increased 61.1% to $43.2 million, or $0.65 per diluted share, in the third quarter of fiscal 2020 from $26.8 million, or $0.41 per diluted share, in the third quarter of fiscal 2019.

Adjusted EBITDA(1) increased 53.4% to $65.3 million in the third quarter of fiscal 2020 from $42.6 million in the third quarter of fiscal 2019.  Adjusted EBITDA excludes non-cash stock-based compensation expense.

Balance Sheet and Cash Flow Highlights

The Company's cash and cash equivalents balance as of the end of the third quarter of fiscal 2020 was $325.5 million compared with $10.1 million as of the end of the third quarter of fiscal 2019.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $95.3 million of availability under the facility as of the end of the third quarter of fiscal 2020. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $1.0 million compared with total borrowings of $0.8 million as of the end of the third quarter of fiscal 2019.

Inventories as of the end of the third quarter of fiscal 2020 increased 2.5% to $394.9 million compared with $385.3 million as of the end of the third quarter of fiscal 2019, primarily due to an increased number of stores, partially offset by heightened levels of sales productivity throughout the quarter as well as the Company’s continuing focus on initiatives to reduce inventory levels.

Capital expenditures in the third quarter of fiscal 2020 totaled $7.8 million compared with $24.2 million in the third quarter of fiscal 2019.  Prior year expenditures included approximately $13.4 million invested in the construction of the Company’s new distribution center.

Conference Call Information

A conference call to discuss third quarter fiscal 2020 financial results is scheduled for today, December 3, 2020, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #7382297.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, health and beauty aids and other categories.  We currently operate 389 stores in 25 states throughout half of the United States. For more information, visit www.ollies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2020 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the continued impact of COVID-19 and continuing or renewed regulatory responses thereto; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Condensed consolidated statements of income data:
Net sales	$414,382	$327,049	$1,293,058	$985,768
Cost of sales	242,881	193,767	774,349	595,719
Gross profit	171,501	133,282	518,709	390,049
Selling, general and administrative expenses	105,830	90,481	304,699	261,163
Depreciation and amortization expenses	4,230	3,766	12,296	10,687
Pre-opening expenses	3,656	3,302	8,923	10,931
Operating income	57,785	35,733	192,791	107,268
Interest income, net	(93)	(142)	(202)	(659)
Income before income taxes	57,878	35,875	192,993	107,927
Income tax expense	12,681	8,919	14,957	17,084
Net income	$45,197	$26,956	$178,036	$90,843
Earnings per common share:
Basic	$0.69	$0.43	$2.76	$1.44
Diluted	$0.68	$0.41	$2.71	$1.38
Weighted average common shares outstanding:
Basic	65,388	63,173	64,524	63,292
Diluted	66,121	65,672	65,799	66,049

Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	58.6	59.2	59.9	60.4
Gross profit	41.4	40.8	40.1	39.6
Selling, general and administrative expenses	25.5	27.7	23.6	26.5
Depreciation and amortization expenses	1.0	1.2	1.0	1.1
Pre-opening expenses	0.9	1.0	0.7	1.1
Operating income	13.9	10.9	14.9	10.9
Interest income, net	-	-	-	(0.1)
Income before income taxes	14.0	11.0	14.9	10.9
Income tax expense	3.1	2.7	1.2	1.7
Net income	10.9%	8.2%	13.8%	9.2%

(1)	Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	October 31, 2020	November 2, 2019
Current assets:
Cash and cash equivalents	$325,525	$10,101
Inventories	394,896	385,296
Accounts receivable	203	977
Prepaid expenses and other assets	11,878	5,094
Total current assets	732,502	401,468
Property and equipment, net	138,691	120,343
Operating lease right-of-use assets	382,787	330,740
Goodwill	444,850	444,850
Trade name	230,559	230,559
Other assets	2,472	2,514
Total assets	$1,931,861	$1,530,474
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$361	$257
Accounts payable	124,823	77,818
Income taxes payable	-	1,171
Current portion of operating lease liabilities	65,162	50,599
Accrued expenses and other	85,814	57,756
Total current liabilities	276,160	187,601
Revolving credit facility	-	-
Long-term debt	649	496
Deferred income taxes	64,622	55,844
Long-term operating lease liabilities	322,950	279,587
Other long-term liabilities	5	7
Total liabilities	664,386	523,535
Stockholders’ equity:
Common stock	66	64
Additional paid-in capital	645,902	613,691
Retained earnings	661,607	433,284
Treasury - common stock	(40,100)	(40,100)
Total stockholders’ equity	1,267,475	1,006,939
Total liabilities and stockholders’ equity	$1,931,861	$1,530,474

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net cash provided by (used in) operating activities	$25,720	$(4,367)	$235,914	$14,272
Net cash used in investing activities	(7,786)	(24,143)	(25,831)	(21,801)
Net cash provided by (used in) financing activities	2,481	(39,862)	25,492	(34,311)
Net increase (decrease) in cash and cash equivalents	20,415	(68,372)	235,575	(41,840)
Cash and cash equivalents at beginning of period	305,110	78,473	89,950	51,941
Cash and cash equivalents at end of period	$325,525	$10,101	$325,525	$10,101

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation and the after-tax gain associated with the insurance settlement, both of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest income or expense, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock-based compensation expense as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Operating income	$57,785	$35,733	$192,791	$107,268
Gain from insurance settlement	-	-	-	(565)
Adjusted operating income	$57,785	$35,733	$192,791	$106,703

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

(Unaudited)

Reconciliation of GAAP net income to adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income	$45,197	$26,956	$178,036	$90,843
Gain from insurance settlement	-	-	-	(565)
Adjustment to provision for income taxes(1)	-	-	-	144
Excess tax benefits related to stock-based compensation(2)	(2,030)	(155)	(33,778)	(9,968)
Adjusted net income	$43,167	$26,801	$144,258	$80,454

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income per diluted share	$0.68	$0.41	$2.71	$1.38
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	-	-	-	(0.01)
Excess tax benefits related to stock-based compensation	(0.03)	-	(0.51)	(0.15)
Adjusted net income per diluted share (1)	$0.65	$0.41	$2.19	$1.22

Diluted weighted-average common shares outstanding	66,121	65,672	65,799	66,049

(1) Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net income	$45,197	$26,956	$178,036	$90,843
Interest income, net	(93)	(142)	(202)	(659)
Depreciation and amortization expenses	5,784	4,592	16,847	13,128
Income tax expense	12,681	8,919	14,957	17,084
EBITDA	63,569	40,325	209,638	120,396
Gain from insurance settlement	-	-	-	(565)
Non-cash stock-based compensation expense	1,709	2,230	4,755	6,855
Adjusted EBITDA	$65,278	$42,555	$214,393	$126,686

 Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019

Number of stores open at beginning of period	366	332	345	303
Number of new stores	19	13	42	42
Number of closed stores	(1)	-	(3)	-
Number of stores re-opened	1	-	1	-
Number of stores open at end of period	385	345	385	345

Average net sales per store (1)	$1,104	$964	$3,545	$3,014
Comparable stores sales change	15.3%	(1.4)%	18.6%	(0.8)%
Comparable store count – end of period	327	278	327	278

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.